EXHIBIT 99

FOR IMMEDIATE RELEASE	CONTACT:	Michael Durkin
Chief Financial Officer
612-661-3884

PepsiAmericas Reiterates Expectations for Fiscal 2003;

Announces Reduction in Workforce and Refines First Quarter Expectations

Minneapolis, MN, April 1, 2003 — PepsiAmericas, Inc. (NYSE: PAS) today reiterated the 2003 full year guidance initially given on its January 29, 2003 earnings conference call.  At that time, PepsiAmericas indicated that it expected to achieve earnings per share (EPS) growth of 9 to 11 percent and cost increases in the mid-single digits.  During the conference call, the Company also indicated that it expected the first two quarters of fiscal 2003 to be lower than the same two quarters of 2002, with the first quarter being down more than the second quarter due to the timing of the Easter holiday in 2003, a continuation of the soft volume trends experienced in the fourth quarter of 2002 and the time required to ramp up cost savings actions early in 2003.

In order to achieve its EPS and cost expectations for the year, PepsiAmericas’ management indicated it would undertake an exhaustive study to identify areas of potential efficiencies in cost structure.  As a result of this study, there will be a reduction of 530 positions from the domestic workforce, with approximately half of the reduction representing the elimination of open unfilled positions.  In addition to providing ongoing cost savings, this action will generate a one-time charge for severance expenses.

PepsiAmericas now expects that excluding one-time charges, first-quarter 2003 EPS will be $0.05 to $0.06.  The first quarter typically is the lowest volume quarter of the year.  First-quarter domestic volumes are expected to decline 7 to 8 percent, in part reflecting the timing of the Easter holiday in the second quarter of 2003, compared to the first quarter of 2002.  International volumes are expected to decline 14 to 16 percent in the first quarter, also reflecting Easter timing, as well as adverse weather in Central Europe during the period.

On a reported basis, including all charges, the company expects to be profitable in the first quarter.  Other than severance expenses, one-time charges and gains that will be incurred in the quarter are approximately offsetting.  These other one-time items include a charge for the early extinguishment of debt, an additional provision for taxes and a charge related to the changes in our sales and distribution strategy in Central Europe, offset by a gain resulting from the resolution of an ESOP tax related case.

“As expected, PepsiAmericas continues to experience soft volume.  As a result, we will see an impact on first-quarter 2003 performance that is similar to the fourth quarter of 2002,” stated Robert C. Pohlad, Chairman and Chief Executive Officer of PepsiAmericas.  “Our management team has responded appropriately and we continue to expect full year profitability to be within the 9 to 11 percent EPS growth range we’ve indicated, but more likely at the lower end of the range.  Balance of the year trends will improve as the combination of better price management, strong summer programs and product innovation takes hold.  Further, the difficult but important decision to reset our cost structure that resulted in our workforce reduction will also improve profitability this year.”

PepsiAmericas will provide further detail on expected cost savings, the one-time items and operating and financial performance when it reports first-quarter results on April 21, 2003 and during its conference call on April 22, 2003.

PepsiAmericas is the number-two anchor bottler in the Pepsi system with operations in 18 states as well as Puerto Rico, Jamaica, the Bahamas, Barbados, Trinidad and Tobago, Poland, Hungary, the Czech Republic and Republic of Slovakia.  In total, PepsiAmericas serves areas with a population of more than 117 million people.  PepsiAmericas manufactures, distributes and markets a broad portfolio of Pepsi-Cola, and other national and regional brands.  PepsiCo, Inc. (NYSE: PEP) holds a 39.9 percent equity interest in PepsiAmericas.

This release contains forward-looking statements of expected future developments.  We wish to ensure such statements are accompanied by meaningful cautionary statements pursuant to the safe harbor established by the Private Securities Litigation Reform Act of 1995.  The forward-looking statements in the release refer to the expectations regarding anticipated earnings per share and other matters.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future events and uncertainties, which could materially affect actual performance.  Our future performance involves a number of risks and uncertainties.  Risks and uncertainties that could affect such performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product offerings; weather conditions; and cost and availability of raw materials.  Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended December 28, 2002.